#33W - July 17, 2014                         Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2014 Results

Hartsville, S.C. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter ending June 29, 2014.

Second Quarter Highlights

•	Second quarter 2014 GAAP earnings per diluted share were $.59, compared with $.53 in 2013.

•
Second quarter 2014 GAAP results include $.04 per diluted share in after-tax charges related to previously announced global restructuring activities and acquisition costs. Second quarter 2013 GAAP results included after-tax charges of $.06 per diluted share related to plant closures and related restructuring costs.

•
Base net income attributable to Sonoco (base earnings) for second quarter 2014 was $.63 per diluted share, compared with $.59 in 2013. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided second quarter base earnings guidance of $.63 to $.67 per diluted share.

•	Second quarter 2014 net sales were $1.25 billion up approximately 2 percent from $1.23 billion in 2013.

•
Cash flow from operations was $60 million, compared with $108 million in 2013. Free cash flow for the second quarter was negative $19 million, compared with $35 million in 2013. (See free cash flow definition later in this release.)

Earnings Guidance Update

•	Base earnings for the third quarter of 2014 are estimated to be in the range of $.66 to $.70 per diluted share. Base earnings in the third quarter of 2013 were $.63.

•	Full-year 2014 base earnings guidance remains unchanged at $2.43 to $2.53 per diluted share and the Company continues to target $2.51 per diluted share.

•
2014 free cash flow is projected to be approximately $110 million, compared with previous guidance of $130 million. The change is due primarily to the funding of a proposed settlement of environmental claims and litigation by a wholly-owned subsidiary.

Second Quarter Review
Commenting on the Company’s second quarter results, President and Chief Executive Officer Jack Sanders said, “Our balanced portfolio of businesses achieved record quarterly consolidated sales and gross profits and grew base earnings 7 percent over the prior year quarter, hitting an all time best for a second quarter. However, we were somewhat disappointed that base earnings only reached the low end of our guidance as strong performances in our Paper and Industrial Converted Products and Display and Packaging segments were partially offset by lower than expected results in our Consumer Packaging and Protective Solutions segments. Overall in the quarter, the Company benefitted from improvements to manufacturing productivity, a favorable price/cost relationship, lower pension expense and acquisitions. Partially offsetting these gains were higher labor, maintenance and other operating costs while volume was virtually flat.”

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Second Quarter 2014 Results - page 2

“Earnings in our Paper and Industrial Converted Products segment challenged all-time highs with operating profits gaining 29 percent over the prior-year quarter on a positive price/cost relationship, productivity improvements and lower pension expense, which were partially offset by higher labor and other operating costs. Segment volume was essentially flat in the quarter despite a significant reduction in demand for steel reels for the oil and gas industry. In our Protective Solutions segment, operating profits declined 15 percent due to a negative price/cost relationship and higher labor, maintenance and other operating costs, somewhat offset by favorable changes in the mix of products sold.”

“Operating profits in our Consumer Packaging segment declined 10 percent in the quarter due to lower volume and a negative mix of business along with higher labor, maintenance and other operating costs. Partially offsetting these negative factors were modest productivity improvements and lower pension expense. Operating profits in our Display and Packaging segment improved 24 percent from the prior-year quarter due primarily to volume growth in domestic display and fulfillment activity along with a favorable price/cost relationship and modest productivity improvements.”

GAAP net income attributable to Sonoco in the second quarter was $61.5 million, or $.59 per diluted share, compared with $55.0 million, or $.53 per diluted share, in 2013. Base earnings in the second quarter were $65.4 million, or $.63 per diluted share, compared with $60.8 million, or $.59 per diluted share, in 2013. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Second quarter base earnings exclude $2.7 million in after-tax charges, or $.03 per diluted share, related to previously announced global restructurings and $1.2 million in after-tax charges, or $0.01 per diluted share, related to acquisition costs and non-base tax charges. Base earnings in the second quarter of 2013 excluded after-tax charges of $5.7 million, or $.06 per diluted share, stemming from asset impairment and restructuring costs associated with the closure of the Company’s former thermoforming plant in Ireland and other restructuring activities. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the second quarter were $1.25 billion, up approximately 2 percent, compared with $1.23 billion in last year’s quarter. The increase was driven by $12.6 million in sales from businesses acquired during the past twelve months along with higher selling prices, partially offset by the negative impact of foreign exchange.

Gross profits were $232 million in the second quarter, up 4 percent, compared with $223 million in the same period in 2013. Gross profit as a percent of sales improved to 18.6 percent, compared with 18.1 percent in the same period in 2013. This 50 basis point improvement was due primarily to productivity improvements, a positive price/cost relationship and lower pension expense, partially offset by general inflation. The Company’s second quarter selling, general and administrative expenses increased 4 percent to $126 million, due primarily to higher labor costs.

Cash generated from operations in the second quarter was $60 million, compared with $108 million in the same period in 2013. Operating cash flow was lower this quarter primarily due to a $15 million payment made to fund a proposed settlement of environmental claims and litigation associated with Fox River, higher cash taxes paid and changes in working capital. Net capital expenditures and cash dividends were $47 million and $33 million, respectively, during the quarter, compared with $42 million and $31 million, respectively, during the same period in 2013. (Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

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Sonoco Reports Second Quarter 2014 Results - page 3

Year-to-date Results
For the first six months of 2014, net sales were $2.43 billion, up 1 percent, compared with $2.41 billion in the first half of 2013. The increase was due to higher selling prices and acquisitions, partially offset by the negative impact of foreign exchange.

Net income attributable to Sonoco for the first six months of 2014 was $113.8 million, or $1.10 per diluted share, up 10 percent, from $103.1 million, or $1.00 per diluted share, in the same period in 2013. Earnings in the first half of 2014 were negatively impacted by after-tax restructuring charges of $4.3 million, or $.04 per diluted share, and acquisition costs and non-base income tax charges totaling $1.2 million after-tax, or $0.01 per diluted share. During the same period in 2013 earnings were negatively impacted by $9.3 million, or $.09 per diluted share, of restructuring and other charges.

Base earnings for the first half of 2014 were $119.3 million, or $1.15 per diluted share, compared with $112.5 million, or $1.09 per diluted share for the same period in 2013. The 6 percent increase in base earnings stemmed from a positive price/cost relationship, productivity improvements, acquisitions and lower pension expense, partially offset by higher labor, maintenance, other operating costs and unfavorable changes in the mix of products sold.

Gross profit was $444 million in the first half of 2014, compared with $428 million in the same period in 2013. Gross profit as a percent of sales was 18.3 percent, compared with 17.8 percent for the same period in 2013.

For the first six months of 2014, cash generated from operations was $106 million, compared with $244 million in the same period in 2013. As expected, both operating cash flow and free cash flow were lower in the first half of 2014 as higher GAAP net income was more than offset by a normal change in working capital, higher income tax payments and pension contributions. In addition, cash flow was impacted by the funding of a proposed settlement of environmental claims and litigation associated with Fox River. Pension contributions were $54 million in the first half of 2014, compared with $25 million in the same period last year. Net capital expenditures and cash dividends were $82 million and $64 million, respectively, during the first half of 2014, compared with $97 million and $62 million, respectively, in 2013. The year-over-year decrease in capital expenditures is largely due to the completion in December of 2013 of a new biomass boiler in Hartsville, SC. Free cash flow for the first half of 2014 was negative $41 million, compared with $86 million in 2013. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends). The Company also repurchased 649,237 shares for $27.1 million and expended approximately $11 million for the acquisition of a small tubes and cores business.

At June 29, 2014, total debt was approximately $1.0 billion, compared with $981 million at December 31, 2013, including outstanding commercial paper of $51 million and none, respectively. The Company’s debt-to-capital ratio was 37.1 percent at June 29, 2014, compared with 36.3 at the end of 2013. Cash and cash equivalents were $200 million at June 29, 2014, compared with $218 million at year end 2013.

Corporate
Net interest expense for the second quarter of 2014 decreased to $13.1 million, compared with $14.4 million during the same period in 2013. The decrease was due to lower year-over-year debt levels. The 2014 second quarter effective tax rate on GAAP and base earnings was 33.9 percent and 33.2 percent, respectively, compared with 34 percent on both GAAP and base earnings for the prior year’s quarter.

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Sonoco Reports Second Quarter 2014 Results - page 4

Third Quarter and Full-Year 2014 Outlook
Sonoco expects third quarter 2014 base earnings to be in the range of $.66 to $.70 per diluted share. The Company’s third quarter 2013 base earnings were $.63 per diluted share. Annual 2014 base earnings guidance remains unchanged in the range of $2.43 to $2.53 per diluted share, and the Company continues to target $2.51 per diluted share. The Company’s 2014 guidance reflects an expectation of a 33 percent effective tax rate for the year. Free cash flow is expected to be approximately $110 million in 2014, compared with $246 million in 2013. The year-over-year reduction reflects expectations for higher income tax payments, an increase in pension and post retirement plan contributions, funding of the proposed Fox River settlement and a greater, but more-normal, use of cash for working capital.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We bucked headwinds from severe weather in the first quarter and experienced tepid consumer spending for packaged food in the second quarter, but we remain optimistic for the balance of the year and expect to see year-over-year improvement in our industrial, consumer and protective solutions segments. We are very encouraged by the strong second quarter performance of our industrial-focused businesses and expect continued year over year operating improvement. In our consumer businesses, our customers remain optimistic that consumer demand will follow the normal seasonal pick up during the second half and we remain focused on driving productivity improvements more in line with historical levels. Price/cost headwinds in our protective solutions business are expected to ease in the second half and we expect seasonal volume improvement.”

“Finally, our efforts to drive organic sales growth through the development of innovative solutions continue to gain momentum. We are currently working with our customers on more than a dozen projects utilizing our unique i6 Innovation Process™. By combining our broad technical expertise in material science, design, graphics management and supply chain capabilities with expanded market and consumer insights, we can accelerate the development of customized solutions that help our customers build new business.”

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Effective Jan. 1, 2014, Sonoco Alloyd, the Company’s retail packaging business and previously part of the Protective Solutions segment, began reporting as part of the Display and Packaging segment. This change reflects the evolving integration occurring between these businesses, enabling them to better leverage the Company’s capabilities, products and services to provide complete solutions to our retail merchandising customers. Prior period results for the affected segments have been recast to reflect this change.

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports Second Quarter 2014 Results - page 5

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second quarter 2014 sales for the segment were $474 million, compared with $475 million in 2013. Segment operating profit was $42.8 million in the second quarter, compared with $47.4 million in the same quarter of 2013.

Segment sales during the quarter were essentially flat as higher selling prices and sales added from the prior-year acquisition of a small graphics management business in the U.K. were offset by negative volume and mix, primarily in composite cans and ends and closures, along with the negative impact of foreign exchange. Segment operating profit declined 10 percent due to lower volume and higher labor, maintenance and other operating costs, only partially offset by modest productivity improvements and lower pension expense.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Second quarter 2014 sales for this segment were $163 million, compared with $158 million in 2013. Segment operating profit was $7.5 million in the quarter, compared with $6.1 million in 2013.

Sales for the quarter were up 3 percent year over year on volume growth in U.S. display and packaging fulfillment activity and higher selling prices. Quarterly operating profit for the segment grew 24 percent due to volume gains, a positive price/cost relationship and productivity improvements.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Second quarter 2014 sales for the segment were $490 million, up from $473 million in 2013. Segment operating profit was $46.5 million in the second quarter of 2014, compared with $36.0 million in 2013.

Segment sales were up 4 percent during the quarter as sales from business acquired during the past twelve along with higher selling prices were partially offset by the negative impact of foreign exchange. Operating profits grew 29 percent year over year as a positive price/cost relationship, strong productivity improvements and lower pension expense were only partially offset by a negative mix of business and higher labor, maintenance and other operating costs.

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Sonoco Reports Second Quarter 2014 Results - page 6

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Second quarter 2014 sales were $121 million which were essentially flat with the same period in 2013. Operating profit was $9.6 million, compared with $11.4 million in the same quarter of 2013.

Operating profits declined 15 percent due to a negative price/cost relationship and higher maintenance, labor and other operating costs, partially offset by favorable volume/mix.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 84481282. The archived call will be available through July 27, 2014. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annual net sales of approximately $4.9 billion, the Company has 19,900 employees working in 335 operations in 33 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2013/2014 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision”, “will,” “would,” “aspires,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

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Sonoco Reports Second Quarter 2014 Results - page 7

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Sonoco Reports Second Quarter 2014 Results - page 8

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net sales	$1,247,380	$1,226,256	$2,433,006	$2,405,469
Cost of sales	1,015,643	1,003,692	1,988,966	1,977,189
Gross profit	231,737	222,564	444,040	428,280
Selling, general and administrative expenses	126,455	121,848	250,205	241,859
Restructuring/Asset impairment charges	3,671	8,678	5,663	12,967
Income before interest and income taxes	$101,611	$92,038	$188,172	$173,454
Net interest expense	13,135	14,407	25,778	28,675
Income before income taxes and equity earnings of affiliates	88,476	77,631	162,394	144,779
Provision for income taxes	29,993	26,409	53,162	47,661
Income before equity in earnings of affiliates	58,483	51,222	109,232	97,118
Equity in earnings of affiliates, net of tax	3,126	3,824	4,602	5,721
Net income	61,609	55,046	113,834	102,839
Net (income)/loss attributable to noncontrolling interests	(125)	(58)	(48)	288
Net income attributable to Sonoco	$61,484	$54,988	$113,786	$103,127

Weighted average common shares outstanding – diluted	103,446	102,977	103,590	102,988

Diluted earnings per common share	$0.59	$0.53	$1.10	$1.00
Dividends per common share	$0.32	$0.31	$0.63	$0.61

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Sonoco Reports Second Quarter 2014 Results - page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales
Consumer Packaging	$473,666	$475,013	$938,591	$938,313
Display and Packaging	162,515	157,516	315,537	302,091
Paper and Industrial Converted Products	490,016	473,217	945,626	927,424
Protective Solutions	121,183	120,510	233,252	237,641
Consolidated	$1,247,380	$1,226,256	$2,433,006	$2,405,469

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$42,831	$47,366	$91,014	$89,706
Display and Packaging	7,514	6,071	12,871	9,574
Paper and Industrial Converted Products	46,543	35,991	76,293	66,995
Protective Solutions	9,640	11,376	14,927	21,100
Restructuring/Asset impairment charges	(3,671)	(8,678)	(5,663)	(12,967)
Other non-base charges	(1,246)	(88)	(1,270)	(954)
Consolidated	$101,611	$92,038	$188,172	$173,454

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net income	$61,609	$55,046	$113,834	$102,839
Asset impairment charges	299	5,807	791	6,850
Depreciation, depletion and amortization	48,337	51,023	95,516	98,254
Fox River environmental reserves	(14,938)	(411)	(14,934)	(1,428)
Pension and postretirement plan expense/contributions	241	8,325	(34,161)	6,554
Changes in working capital	(15,149)	(8,265)	(73,754)	(10,352)
Other operating activity	(20,331)	(3,369)	18,240	41,763
Net cash provided by operating activities	60,068	108,156	105,532	244,480

Purchase of property, plant and equipment, net	(46,880)	(41,868)	(82,298)	(97,161)
(Cost of acquistions, exclusive of cash)/Proceeds from dispositions	(10,964)	6,200	(10,964)	6,200
Net debt proceeds/(repayments)	50,840	(23,029)	54,535	(281,357)
Cash dividends	(32,628)	(31,418)	(64,353)	(61,721)
Shares acquired under announced buyback	(18,468)	—	(27,103)	—
Other, including effects of exchange rates on cash	6,405	(2,129)	6,864	(4,163)

Net increase in cash and cash equivalents	8,373	15,912	(17,787)	(193,722)
Cash and cash equivalents at beginning of period	191,407	163,450	217,567	373,084
Cash and cash equivalents at end of period	$199,780	$179,362	$199,780	$179,362

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Sonoco Reports Second Quarter 2014 Results - page 10

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 29, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$199,780	$217,567
Trade accounts receivable, net of allowances	705,465	614,053
Other receivables	37,265	38,995
Inventories	423,740	410,787
Prepaid expenses and deferred income taxes	96,206	97,072
	1,462,456	1,378,474
Property, plant and equipment, net	1,028,814	1,021,920
Goodwill	1,100,978	1,099,207
Other intangible assets, net	233,418	243,920
Other assets	209,329	235,770
	$4,034,995	$3,979,291
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$840,463	$823,375
Notes payable and current portion of long-term debt	90,067	35,201
Income taxes payable	5,050	8,649
	$935,580	$867,225
Long-term debt, net of current portion	947,081	946,257
Pension and other postretirement benefits	228,013	263,718
Deferred income taxes and other	166,862	176,766
Total equity	1,757,459	1,725,325
	$4,034,995	$3,979,291

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

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Sonoco Reports Second Quarter 2014 Results - page 11

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

		Non-GAAP Adjustments
Three Months Ended June 29, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$101,611	$3,671	$1,246	$106,528
Interest expense, net	$13,135	$—	$—	$13,135
Income before income taxes	$88,476	$3,671	$1,246	$93,393
Provision for income taxes	$29,993	$977	$46	$31,016
Income before equity in earnings of affiliates	$58,483	$2,694	$1,200	$62,377
Equity in earnings of affiliates, net of taxes	$3,126	$—	$—	$3,126
Net income	$61,609	$2,694	$1,200	$65,503
Net loss attributable to noncontrolling interests	$(125)	$(13)	$—	$(138)
Net income attributable to Sonoco	$61,484	$2,681	$1,200	$65,365

Per Diluted Share	$0.59	$0.03	$0.01	$0.63

		Non-GAAP Adjustments
Three Months Ended June 30, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$92,038	$8,678	$88	$100,804
Interest expense, net	$14,407	$—	$—	$14,407
Income before income taxes	$77,631	$8,678	$88	$86,397
Provision for income taxes	$26,409	$2,913	$28	$29,350
Income before equity in earnings of affiliates	$51,222	$5,765	$60	$57,047
Equity in earnings of affiliates, net of taxes	$3,824	$—	$—	$3,824
Net income	$55,046	$5,765	$60	$60,871
Net loss attributable to noncontrolling interests	$(58)	$(27)	$—	$(85)
Net income attributable to Sonoco	$54,988	$5,738	$60	$60,786

Per Diluted Share	$0.53	$0.06	$—	$0.59

-more-

Sonoco Reports Second Quarter 2014 Results - page 12

		Non-GAAP Adjustments
Six Months Ended June 29, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$188,172	$5,663	$1,270	$195,105
Interest expense, net	$25,778	$—	$—	$25,778
Income before income taxes	162,394	5,663	1,270	169,327
Provision for income taxes	$53,162	$1,388	$55	$54,605
Income before equity in earnings of affiliates	$109,232	$4,275	$1,215	$114,722
Equity in earnings of affiliates, net of taxes	$4,602	$—	$—	$4,602
Net income	$113,834	$4,275	$1,215	$119,324
Net (income)/loss attributable to noncontrolling interests	$(48)	$(15)	$—	$(63)
Net income attributable to Sonoco	$113,786	$4,260	$1,215	$119,261

Per Diluted Share	$1.10	$0.04	$0.01	$1.15

		Non-GAAP Adjustments
Six Months Ended June 30, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$173,454	$12,967	$954	$187,375
Interest expense, net	$28,675	$—	$—	$28,675
Income before income taxes	144,779	12,967	954	158,700
Provision for income taxes	$47,661	$4,196	$323	$52,180
Income before equity in earnings of affiliates	$97,118	$8,771	$631	$106,520
Equity in earnings of affiliates, net of taxes	$5,721	$—	$—	$5,721
Net income	$102,839	$8,771	$631	$112,241
Net (income)/loss attributable to noncontrolling interests	$288	$(54)	$—	$234
Net income attributable to Sonoco	$103,127	$8,717	$631	$112,475

Per Diluted Share	$1.00	$0.08	$0.01	$1.09

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Other adjustments in the three and six-month periods ended June 29, 2014 consist primarily of acquisition-related costs and non-base income tax charges.

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